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                                                                    EXHIBIT 23.2

                        NOTICE REGARDING LACK OF CONSENT

As previously disclosed in the Company's Form 8-K filed on May 31, 2002, the Company replaced Arthur Andersen LLP ("Andersen") as its independent public accountants and announced that the Company had appointed KPMG LLP as its independent public accountants.

After reasonable efforts, the Company was unable to obtain the written consent of Andersen to incorporate by reference its report dated March 25, 2003 and, accordingly, this consent is being omitted pursuant to Rule 437a promulgated under the Securities Act of 1933, as amended (the "Securities Act").

The absence of this consent may limit recovery by investors against Andersen under Section 11 of the Securities Act. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen's provision of auditing and other services to the Company) may be limited as a practical matter due to recent events regarding Andersen, including without limitation its conviction on federal obstruction of justice charges arising from the federal government's investigation of Enron Corp.